Exhibit 4.1

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the
U.S. Securities and Exchange Commission and is marked “[***]” herein.

Amendment 135
to the
Amended and Restated License Agreement
for the Use and Marketing of Programming Materials
dated May 31, 1996 (the “1996 Agreement”)
between
International Business Machines Corporation (IBM)
and
Dassault Systemes, S.A. (OWNER or DS)

This Amendment (“Amendment”) is entered into by and between International Business Machines Corporation (“IBM”), incorporated under the laws of the State of New York, and Dassault Systemes, S.A. (“DS” or “OWNER”), a French société anonyme.

Whereas, DS is the owner of 3D/2D Computer Aided Design/Computer Aided Manufacturing/Computer Aided Engineering/Product Integrated Management software programs marketed under various trademarks.

Whereas, the parties wish to increase the sales and market share of the DS products, and have agreed on staffing and other resource investments as well as financial incentives to help achieve such growth.

Whereas, the parties have several other contract agreements for marketing, resources, and financial incentives which they wish to consolidate in this 1996 Agreement.

Whereas, the parties have agreed upon a collaboration model to enhance communications and agreement on strategies, plans and operations, to further enhance achievement of the foregoing objectives.

Whereas, the parties wish to amend the 1996 Agreement for the purpose of making the changes associated with the foregoing.

Now therefore, the parties agree as follows:

1.     Effective Date of Amendment

The effective date of this Amendment 135 is October 1, 2001.

2.     Definitions

The following definitions shall be added to the Section of the Agreement entitled “Definitions.”

“Co-branding” shall mean the practice of applying more than one company signature (and associated corporate logo) to a communication or offering in order to identify more than one company as the source. For the purpose of the 1996 Agreement, the two companies are IBM and DS.

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the
U.S. Securities and Exchange Commission and is marked “[***]” herein.

“Co-marketing” shall mean any collaboration between two companies in the marketing of existing or new offerings, to gain access to new markets and/or distribution channels. For the purpose of the 1996 Agreement, Co-marketing is the practice of applying a DS 3D PLM brand (such as CATIA, ENOVIA, SMARTEAM) and/or its associated logos to an IBM and/or DS communication.

“DS Marketing Expenses” are defined in Sales and Marketing Effort Section (H)(ii)(a) under the Section of the 1996 Agreement entitled “General Business Relationship”.

“DS Pool Resources” are defined in the Resources Section (I)(ii) under the Section of the 1996 Agreement entitled “General Business Relationship”.

“IBM PLM Resources” are defined in the Resources Section (I)(i) under the Section of the 1996 Agreement entitled “General Business Relationship”.

“IBM SG&A Expenses” are defined in Section (H)(i)(a) under the Section of the 1996 Agreement entitled “General Business Relationship”.

“IBM Actual Revenue” or “Actual Revenue” shall mean, for any related calendar year, the annual revenue recognized by IBM for the distribution of DS Licensed Programs pursuant to the 1996 License Agreement and US GAAP.

“IBM Target Revenue” or “Target Revenue” shall mean the planned IBM revenue agreed upon by IBM and DS at the Fall Worldwide Alliance Committee related to the next calendar year.

“PLM” shall mean the Product Lifecycle Management Organization, or any successor organization, responsible for the marketing and distribution of DS Licensed Programs either directly or indirectly.

“Channel” shall mean the Marketing Transferees under written agreement with IBM and/or its licensed Subsidiaries to sell the Licensed Products.

“Direct Sales Force” shall mean the employees of IBM and/or its Subsidiaries that sell the Licensed Products.

3.     General Business Relationship

(a)  Subsections (A) Marketing and (E) Worldwide Meeting of the section entitled “General Business Relationship” are deleted in their entirety and are replaced with the following new subsection (A) Collaboration.

(A)  Collaboration

(i) Management Structure

(a)	- The Worldwide Alliance Committee

(1) Mission

This Committee is in charge of reviewing strategy, targets, resources and performances, and agreeing on any action necessary and ownership of execution for each type of distribution (Channel and Direct Sales Forces) by product line and for services. It is also in charge of setting, based on a

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the
U.S. Securities and Exchange Commission and is marked “[***]” herein.

joint IBM-DS agreement, the Spring and Fall plans for PLM. In particular, the Committee reviews the following, for DS, and for the Channel and the Direct Sales Force:

>	Vision and strategy

>	Key accounts strategy

>	Development strategy and product rollout plans. This will include detailed product delivery plans with committed dates and functions. It will also include analysis of which segments and industries the various products and functions are aimed at. The review will include a review of progress and accomplishments YTD versus the product plan and projections for the remainder of the year.

>	Quality. A review of quality status by release

>	Market segmentation

>	Growth plan initiatives, and agreement on next year’s plan

>	Objectives assigned to geographies: revenue growth, key customers, customers per industry, services achievement

>	The follow-up of the IBM SG&A Budget and the DS Marketing Budget

>	The marketing plans regarding market segments

>	Sales and marketing results per geography, market segment, for both the Channel and Direct Sales Force, by product lines, and for services, such as amongst others: revenue, number of new accounts, existing accounts, penetration of DS solutions, client and market analysis per domain (such as manufacturing, analysis, drafting.), market share, revenue by market segment (auto, aerospace, F&A, E&E,..).

>	Staffing, per geography, which are full time and dedicated to the sales of the Licensed Programs; the review shall include the analysis of the mission, the respective skills for the DS product domains (such as manufacturing for instance). The format of this report will be developed jointly by DS and IBM. For indirect sales, this review will also deal with Marketing Transferee staffing.

>	DS resources by geography in support of IBM.

>	Brand recognition surveys and strategy.

>	Evolution of the partnership

>	Review of agreed upon services metrics

(2) Meetings

The Worldwide Alliance Committee shall meet quarterly. This Committee shall include:

For IBM: the General Manager Industrial Sector, the IBM General Manager PLM, the Geography PLM sales leaders as required by the jointly agreed agenda, the Global Leader of business management, the Global Leader PDM, the Global Leader Marketing, the Global Leader Channels and the Global Leader IGS PLM.

For DS: the CEO, the CFO EVP, the EVPs Sales and Channels and Services, the VP Marketing, one EVP R&D, the Enovia CEO.

(b)- The Geographical Boards

(1) Mission

There will be, at least, 3 operational meetings (the “Boards”) which shall be held in each of the following geographies: Europe, America, AP (including Japan).

These Boards shall be in charge of the following for each geography:

>	Geography performance, in particular revenue, expense and staffing versus the budget,

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the
U.S. Securities and Exchange Commission and is marked “[***]” herein.

	o	for each country or region included in its geography

	o	for the sales by the Channel and by the Direct Sales Force

	o	By product lines (CATIA, ENOVIA, SMARTEAM, CAA RADE), and for Specialized Solutions

>		Large account planning for market development activities

>		Critical account situations Accounts wins and losses

>		Wins and losses per country/region.

>		Marketing programs and campaigns, including results

>		Execution of the Marketing Transferees accreditation process.

>		Review of the support provided by the DS Pool Resources, including but not limited to skills and type of support provided.

>		Quality/product issues and commitments affecting specific accounts

The parties may jointly agree, for any geography, to have separate Boards focused on the Channel and Direct Sales Force, respectively.

(2) Meetings

These Boards shall be organized by the respective geography leaders at the appropriate frequency but not less than quarterly.

(c) - Executive meetings/calls

IBM and DS top executives shall discuss, on a monthly basis, either through meetings or phone conference, the global business status. The attendees to such meetings/call shall be: DS CEO, IBM General Manager PLM, IBM Global Leader of Business Management, DS EVP CFO, DS EVPs Sales and Channel and Services, IBM Global Leader Marketing, DS VP Marketing, IBM Global leader channels, IBM Global leader Sales Operations, IBM Global Leader PDM and IBM Sales Leaders, or their successors in similar functions.

(d) IBM Organization

IBM shall maintain a separate entity within IBM which shall be dedicated to the worldwide marketing, channel management and distribution of the Licensed Programs, across all market segments. The current name of this entity is PLM.

This entity shall have its own profit & loss accounts (P&L accounts) prepared using IBM’s accounting system. Each quarter, the Executives Committee as set forth above shall conduct a financial review to assess performance against objectives. The revenue shall include all the revenues derived from the sales of the products revenues, including ALC and PLC revenues and any services revenues generated by the staff of the PLM. All promotional monies received from hardware or middleware partners, IBM SDM, DS and other partners shall be recorded as an offset to expense.

(ii) The Worldwide Joint Marketing Team

(a) Mission

The Joint Team is comprised of the DS and IBM marketing teams. The Joint Team shall be in charge of jointly developing and executing the marketing strategy, specifically:

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the
U.S. Securities and Exchange Commission and is marked “[***]” herein.

>	Establishing a common understanding and view of the targeted markets and markets potential as well as market share objectives

>	Creating market intelligence and competitive information; for this purpose:

i.	IBM will provide to DS appropriate customer data base information, and as may be permitted under any confidentiality restrictions, including customer names, country, market segment, configurations in use at a specific point in time on a quarterly basis, and number of seats per configuration.

ii.	The parties shall exchange their respective market analysis, market sizing, market potentials, current market share, business opportunities

iii.	The parties shall exchange their respective analysis of competition market share, key segments, key customers, technical analysis

>	Defining the positioning of the products, the key messages and the branding plans

>	Realizing the product announcements

>	Developing and executing awareness and lead generation campaigns (acquisition and retention)

>	Managing communication with press and analysts, taking into account that IBM is leading the communication about clients and DS is leading the communication related to the products

>	Developing marketing materials for Clients and sales personnel

>	Reviewing branding activities, e.g. advertisement

>	Organizing and supporting user events as well as fairs and tradeshows

(b) Meetings

The Marketing Board shall meet quarterly to review the Joint Marketing Team progress against objectives, strategy, and plans. This Board shall include the VPs of Marketing from IBM and DS, and their direct reports.

(c) Marketing Budget Management

Growth plan marketing budget is sourced by IBM and DS as described herein. Budget to be allocated as set forth below:

•	Central budget: to cover expenses generated by activities supporting needs common to all geographies as well as activities managed at central level (i.e product marketing, media relations, WW campaigns, etc...)

•	Geographies budgets: to cover expenses generated by specific geographies activities as well as implementation at geographic level of central activities (i.e WW campaigns).

External suppliers:

•	Execution of the budget will require external suppliers. For strategic related activities (i.e Co-branding) and for services over $50K, an RFP will be submitted to at least two suppliers unless otherwise agreed by PLM and DS marketing teams, provided, however, that this process shall be executed in accordance with IBM’s procurement procedures and rules.

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the
U.S. Securities and Exchange Commission and is marked “[***]” herein.

(iii)  The Products Council

Effective integration of the development strategy and plan with the sales and marketing strategy is critical to IBM/DS success. This Council is in charge of reviewing the development plans for the DS product families licensed under this Agreement to insure that such plans are consistent with the jointly agreed to marketing, sales and revenue strategies or vice-versa. Further, this council is responsible for implementing and managing action plans to address problems identified. Such Council reviews:

>	Market Requirements and competitive positioning data

>	Product strategy

>	Product development plans and progress against those plans

>	Release plans and progress against those plans

>	Quality, both pre- and post-General Availability

IBM and DS shall work together to develop quarterly metrics to track and measure the above, and the Council shall review progress against these metrics.

This Council shall meet quarterly on dates to be set at the beginning of each calendar year. Action plans shall be reviewed monthly.

The following are the participants in this Council:

From DS, the two EVPs of development, the VP of Marketing, one (1) VP of Marketing and Sales

From IBM, the Global leader of Marketing, The Global Leader of Product Management, and the Global PDM Leader.

(iv)  The Services Council

This council is comprised of the DS and IBM leaders for services both worldwide and by geo.

This council is held quarterly with the following participants (or their successors):

For IBM: IBM Global Leader IGS PLM, IBM Geo Leaders IGS PLM, IBM Alliance Leader DS, IBM Global Sales Leader.

For DS: DS EVPs Sales and Channel, DS Services Geo leaders, DS Service Finance Manager, DS IGS Alliance manager.

This council will perform the following activities:

>	Determine strategies and assist in the development of the business plan

>	Set objectives

>	Measure/monitor the success of the teaming relationship

o	Evaluate major wins and losses

o	Evaluate if wins are occurring due to better teaming

o	Evaluate/implement lessons learned

>	Resolve disputes between the parties

>	Escalate unresolved disputes to the Executive Sponsors

>	Review practice development (resources and skills)

(b)  The following new subsections are added to the Section of the Agreement entitled “General Business Relationship”.

(H)  Sales and Marketing Effort.

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the
U.S. Securities and Exchange Commission and is marked “[***]” herein.

Beginning in 2002, and in order to support the goal of increasing IBM Actual Revenue [***], the industry rate, IBM and DS commit to a combined level of marketing and sales resources and expenses funding every year in an amount equal to [***] of the IBM Actual Revenue at IBM plan rates, with DS spending an amount equal to [***] of IBM Actual Revenue at IBM plan rates for DS Marketing Expenses, and IBM an amount equal to [***] of IBM Actual Revenue at IBM plan rates for IBM SG&A expenses, both as more fully described below.

(i)  IBM’s effort

(a)  Level of staffing

Priority will be given to increasing the number of IBM full-time resources, with the objective, should the IBM Actual Revenue growth support it, to reach the following staffing levels:

[***]

The foregoing resources shall be named in this Agreement the “IBM PLM Resources”.

(b)  Scope of expenses

“IBM SG&A Expenses” means the sales, marketing, general and administration expenses and charges, spent by IBM for the direct and indirect marketing and sale of the DS Licensed Programs for a given calendar year. These Expenses shall be those directly charged to PLM excluding any IBM corporate allocations. The IBM SG&A Expenses are comprised of the following:

i.	Employees charges. These employees shall include [***]. For planning purposes in determining the planned SG&A, the following process will be used. Expenses for current onboard resources will be [***]. Expenses for new employees shall be calculated by [***]. Final determination of the IBM SG&A Expenses shall be based [***].

ii.	Fees and commissions paid to Marketing Transferees. The fees and commissions to be included into the IBM SG&A Expenses are the ones based on the actual revenue generated by the relevant Marketing Transferees.

iii.	Payments to DS for the Specialized Applications resources as set forth in Section (I)(iii), for subcontracting additional pre-sales resources or for covering expenses or bad debt agreed to with IBM in support of the channel activities.

iv.	Expenses incurred by IBM or payments made by IBM to DS, for other mutually agreed to sales or marketing activities such as, but not limited to, [***]. Any such payments to DS will be made [***]. Any such expenses incurred or payments made by IBM will be included in the calculation of SG&A expenses for purpose of determining if the [***] target has been achieved.

The DS Pool Resources (see Section I(ii)) are not included in the IBM SG&A Expenses.

(c) Process

By October 1st of each year, IBM and DS shall agree on a detailed forecast of the IBM Target Revenue for the forthcoming year. Based on the IBM Target Revenue, as agreed at the Fall

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the
U.S. Securities and Exchange Commission and is marked “[***]” herein.

Executive Meeting, the parties will discuss and agree on the IBM SG&A Expenses, as well as the split between the various type of expenses. The plan will be prepared with a minimum of spending of [***] of the planned revenue in IBM SG&A Expenses and [***] in DS Marketing Expenses, at planned rates. A status of the execution of the forecasted SG&A Expenses shall be shared and discussed at the next Spring and Fall Executive Meetings, as well as on a quarterly basis. Any changes to the planned revenue and/or expenses must be jointly agreed between the parties. DS will not unreasonably withhold approval provided that expense revisions are tied to revenue revisions, and such revenue revisions are not caused by underspending.

Within one (1) month following the end of each calendar year, IBM shall remit the actual IBM SG&A Expenses, broken down in staffing BP fees and marketing program spending to determine if the [***] target for IBM SG&A Expenses has been met:

>	If the IBM Actual Revenue is equal to or less than the IBM Target Revenue, the determination of whether IBM has met the [***] target for IBM SG&A Expenses shall be based on the [***].

>	If the IBM Actual Revenue exceeds the IBM Target Revenue, the determination of whether IBM has met the [***] target for IBM SG&A Expenses shall be based on the [***].

(d)		Consequence

	i.	If IBM meets the [***] target for its actual IBM SG&A Expenses, IBM shall receive an incentive equal to 2% of the [***] realized during the same calendar year. The incentive shall be paid to IBM with the next monthly payment of royalties for the Licensed Programs, by reducing the royalties due DS by the corresponding amount of the earned incentive.

	ii.	If IBM does not meet the [***] target for its actual IBM SG&A Expenses, the difference between the [***] target IBM SG&A Expenses and the actual IBM SG&A Expenses shall be deducted from the amount of the incentive defined above, in the following monthly payment of royalties of the DS Licensed Programs. The maximum deduction shall be the full 2% incentive.

In determining attainment of the [***] target, the [***] shall be used and not the [***]. In calculating the earned or due incentive, [***] shall be used, and the incentive shall be calculated in United States dollars.

(ii)  DS’ Effort

In consideration of IBM’s effort, DS agrees to fund an amount equal to [***] of the IBM Actual Revenue or IBM Target Revenue (as applicable) in marketing program expenses.

(a) Scope

“DS Marketing Expenses” means, the external marketing, expenses and charges spent by DS for a given year for supporting IBM in its marketing activities related to direct and indirect sale of the Licensed Programs.

The [***] shall not be accounted for in the DS Marketing Expense.

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the
U.S. Securities and Exchange Commission and is marked “[***]” herein.

(b) Process

Simultaneously with the discussion and preparation of the IBM SG&A Expense budget, DS shall prepare and remit to IBM the forecast for the DS Marketing Expense for the forthcoming year.

The execution of the forecast shall be discussed at the Spring and the Fall Executive Meetings, in perspective with the discussion to be held simultaneously with regards to the execution of the IBM Target Revenue and of the IBM SG&A Expense.

>	If the IBM Actual Revenue is equal to or less than the IBM Target Revenue, the determination of whether DS has met the [***] target for DS Marketing Expense shall be based on the [***].

>	If the IBM Actual Revenue exceeds the IBM Target Revenue, the determination of whether DS has met the [***] target for DS Marketing Expense shall be based on the [***].

In determining attainment of the [***] target, the [***] shall be used and not the [***]. In calculating the amount IBM may recover pursuant to the paragraph below, [***] shall be used, and the related amount (if any) shall be calculated in Euros.

(c) Consequence

In case DS does not spend [***] of the IBM Actual Revenue or IBM Target Revenue, as applicable pursuant to the above paragraph,, as evidenced by a report to be submitted to IBM within one month of the end of the calendar year, IBM will be allowed to either:

>	recover the difference between the actual DS Marketing Expenses and [***] of IBM Actual Revenue or IBM Target Revenue, as applicable, in the next royalty statement; or,

>	ask DS to increase its Marketing Expense for the following year by an amount equivalent to the shortfall indicated above.

(iii)  Audit

Each party shall, for two years, keep true and accurate records and books of all elements related to the IBM SG&A Expense and DS Marketing Expense, as applicable, in particular, those containing all particulars which may be necessary for the purpose of auditing computation and actual realisation of such expenses. During such two year period, and upon reasonable notice, each party shall have the right to have an audit conducted through a licensed independent accounting firm, of any billings, collections, and taxes on such itemized statement, and to examine the records and books of the other party in connection therewith. For an audit of IBM, IBM will bear the costs of such audit if a discrepancy or error of computation in an amount greater than [***]. For an audit of DS, DS will bear the costs of such audit if a discrepancy or error of computation in an amount greater than [***]. Any audit conducted pursuant to this section shall be conducted in such a manner as to not unreasonably interfere with operations and in no event shall an audit be conducted more frequently than once each year.

(iv)  Adjustments of IBM SG&A Expenses and/or DS’ Marketing Expenses

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the
U.S. Securities and Exchange Commission and is marked “[***]” herein.

In those cases where the parties agree to add new product lines to the 1996 Agreement during a calendar year, the parties will negotiate in good faith to adjust the IBM Target Revenue, IBM SG&A Expenses and DS Marketing Expenses accordingly, if necessary.

(I)  Resources

IBM and DS agree to significantly increase sales and marketing resources dedicated to the marketing and sale of the Licensed Programs in order to increase market share, product use and brand recognition.

(i)  IBM PLM Resources

The IBM PLM Resources shall be mainly marketing presales and sales persons and (i) either full time employees of IBM or IBM local subsidiaries, and/or (ii) full time subcontractors but not in a significantly higher proportion than exists in the third quarter of 2001, and/or (iii) full time resources subcontracted from DS. For purposes of this Agreement, the baseline resource proportion referred to in (ii) is [***]. The level of full time resources will be jointly reviewed periodically throughout the year.

Should IBM be below its staffing plans, or need specific skills, DS will make reasonable efforts to provide the necessary resources when ordered by IBM pursuant to an ordering process to be jointly agreed. The additional resources shall be charged to IBM [***]. These DS resources shall be used for market development, presale and marketing efforts. With mutual agreement, these resources could be resources subcontracted by DS from third parties. Payment for these resources will be made by adjustment to the royalty payment, but will be included in the SG&A calculation for the purpose of determining if the [***] target has been reached.

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the
U.S. Securities and Exchange Commission and is marked “[***]” herein.

(ii)  DS Pool Resources

As of October 2001, DS supports IBM presale and marketing effort with a pool of [***] persons. For information purpose, it is reminded that these resources were provided to IBM under the separate Assignee and the Marketing Joint Initiative Agreements, which have been terminated pursuant to the DOU Growth Plan, as of October 1st 2002.

In 2002, DS shall increase the pool of DS resources to support IBM presale and marketing efforts to a total number of [***] persons. DS will increase this number of resources, over the years, in proportion to the increase in [***]. The above mentioned resources are named the “DS Pool Resources”.

The DS Pool Resources shall be marketing and presale resources only and related management resources (no administrative resources)

a)	In consideration for the DS Pool Resources, IBM shall pay to DS an amount equal to [***]. If the actual staffing of DS Pool Resources is less than [***] of the planned staffing, the amount of payment to DS shall be adjusted proportionately.

b)	DS shall provide quarterly reports to IBM with regard to the use/assignment of the DS Pool Resources.

Payment to DS for the DS Pool Resources shall be made by adjustment to the royalties due DS with the December activity royalties payment.

(iii)  Specialized applications

In order to accelerate revenue growth in areas, such as Analysis and Numerical Control which require high technical expertise to support the sales effort of IBM and its Marketing Transferee’s, DS will assign [***] persons in 2001, [***] persons in 2002 and [***] persons in 2003 with pre-sales and marketing missions supporting specialized applications sales. These resources are [***].

IBM will fund the activities at the level of [***] in 2001, [***] in 2002, and [***] in 2003. These amounts will be paid by adjustment to the royalties due DS with the December activity royalties payment. If growth of at least [***] is not achieved in Analysis and Numerical Command products in 2002, DS and IBM will revisit the staffing level assigned and the corresponding funding.

IBM funding for this activity is included in the calculation of the IBM SG&A Expense.

(iv)  Additional terms related to DS Resources

a)	DS resources provided pursuant to Sections (I)(ii) and (I)(iii) above shall be deemed employees of DS and will not for any purposes be considered employees or agents of IBM. DS shall be solely responsible for all expenses, costs and payments associated with these DS resources, including but not limited to salary (including withholding of any social security or similar taxes), workmen compensation, disability benefits, travel and living, etc.

b)	b) Nothing contained herein shall be construed as granting to DS any rights under any IBM employee benefits

c)	All DS resources having access to IBM premises and assets shall comply with IBM’s local procedures and practices.

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the
U.S. Securities and Exchange Commission and is marked “[***]” herein.

(J)  Channel Effort

(i)  Marketing Transferee Fees

To promote sales of the Licensed Programs, beginning January 1st, 2002, IBM shall compensate Marketing Transferees in accordance with, or is generally financially equivalent to, the following:

(a)  European and Americas Marketing Transferees:

a.1 - In accounts not within IBM’s direct customer set (i.e., small and medium sized accounts)

(1) A transaction based fee consisting of:

>	[***] for existing accounts

>	[***] for new accounts (new accounts are qualified as such for twelve months following the first sale of Licensed Programs to that account)

In countries where territory rules apply, this fee will be paid only if the account is not within the territory of another Marketing Transferee.

(2) A recurring fee consisting of [***] from sales of Licensed Programs to accounts outside IBM’s customer set in each of the three previous years (only to be paid if the marketing transferee is still accredited).

For 2002 and 2003, the following approach shall be used to determine the PLC revenue base against which the amount of recurring fee will be determined:

>	For 2002, the recurring fee will be [***] for sales by Marketing Transferee outside IBM’s customer set

>	For 2003, the recurring fee will be [***] for sales by Marketing Transferee outside of IBM’s customer set.

a.2 - Outside IBM’s direct customer set: [***] of the PLC for sales of the Licensed Programs in the current year by Marketing Transferee to accounts outside BM’s customer set.

a.3 - In accounts within IBM’s customer set (i.e., large accounts): [***] of the PLC for sales of the Licensed Programs in the current year to such accounts when invited by IBM into an account, and depending on the extent of the work performed by the Marketing Transferee.

These [***].

(b)  Asia Pacific sales are addressed in Section A.5.4 AP System Remarketer (SR) Discounts, of the Section of the 1996 Agreement entitled “Royalties”.

(c)  The parties will work together in good faith to offer specific incentives to Marketing Transferees for winbacks and to encourage product migration, with such incentives to be within the maximum [***] identified above.

(ii)  Marketing Transferee Accreditation and Support

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the
U.S. Securities and Exchange Commission and is marked “[***]” herein.

(a)	Accreditation rules

The overall Marketing Transferee accreditation process and management responsibility lies with IBM. The accreditation will be based on objective criteria mutually agreed upon by DS and IBM, such as:

1.	Business Plans

a)		A financially healthy and overall satisfactory general business plan according to local IBM organization criteria

b)		A satisfactory business plan covering the DS products based on committed:

	A)	revenue and growth targets

	B)	plan of the market segments where revenue is to be realized

	C)	investments in staff and facilities

2.	Skill level

a)	Minimum number of trained and experienced staff in specified professions such as sales, marketing, applications and UNIX/NT technical support.

b)	Capability to design and install a complete solution of SW, HW, services, and deliver value added enhancements

3.	Solutions

a)	Solutions offered by the legal entity to be authorized as a Marketing Transferee that are based on DS’ products together with value added enhancements or with complementary products developed by the legal entity or for which it has marketing rights.

b)	The highest level of accreditation shall relate to the capability of a Marketing Transferee to sell and support a total 3D PLM solution. A lower level of accreditation shall relate to each product family (e.g., CATIA or ENOVIA or SmarTeam)

(b)	Marketing Transferee Logo

The accreditation logo used shall be the IBM Business Partner emblem. All current Marketing Transferee marks, including CATIA, ENOVIA and SmarTeam Premier or Advanced Partner, will be redesigned into marks developed jointly by IBM and DS and implemented in January 2003. The marks will reflect the Marketing Transferee commitment to a total 3D PLM solution or product expertise, and will support the 2003 PLM certification framework to be agreed upon by the parties. Both the marks and their usage guidelines will be defined in a mode of operations document to be separately defined and agreed to by the parties outside of this Amendment. Marketing Transferees shall be permitted to use Advanced or Premier titles only in accordance with their PartnerWorld accreditation level.

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the
U.S. Securities and Exchange Commission and is marked “[***]” herein.

(c) Accreditation process

Accreditation will be performed on an annual basis and individually per each Marketing Transferee. Prior to the annual IBM & DS joint review of each Marketing Transferee, IBM shall visit the Marketing Transferee to review all criteria/categories for the initial accreditation or it’s renewal. DS shall be invited to participate in the visit to each Marketing Transferee, and may participate at its discretion.

As part of the accreditation and renewal process, IBM will conduct with DS, a comprehensive assessment of the Marketing Transferee technical skills. A minimum number of qualified skilled personnel, including the ability to cover the full DS product portfolio, will be part of the technical qualification criteria.

IBM and DS agree to share and exchange appropriate Marketing Transferee information, subject to any confidentiality provisions and legal requirements or limitations, such as business, resources, organization, objectives, revenue numbers, and skills. IBM and DS will work together to address confidentiality and legal constraints, if any.

(K)  Services

IBM and DS will work toward executing a service strategy with the following goals:

•	Significantly grow the level of IGS resources dedicated to DS products

•	Integrating IGS in the IBM PLM/DS management system

•	Developing best practices and education materials

•	Establishing go to market rules accommodating multi-integrator strategy

•	Develop joint services offerings with DS

(L)  Reporting

In support of the business and management objectives, IBM and DS shall provide to each other various reports which contain information similar to that set forth below. For purpose of these reports, “NNA” shall mean new named account(s).

1.	IBM will provide the following information:

a) The complete information on:

-Spring and fall plans (economical and business background — detailed plan)

-Detailed sales plan (by direct/indirect sales, geo, Marketing Transferee...)

-Detailed marketing budget

-SG&A Expenses

b) A monthly revenue report that includes:

-PLM software revenue (By brand, by direct/indirect sales, By geo / region / country, By PLC/ALC By industry and sub industries)

-Number of NNA (by geo/region/country) and revenue in NNA

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the
U.S. Securities and Exchange Commission and is marked “[***]” herein.

c)	A monthly royalty report that includes:

-WRCS, FIW and FDW (actual US $, local currency & plan rates — optional)

-[***] based on FDWs (fields: country, customer number & name, inac (what is this supposed to be?), industry, sub-industry, NNA, etc.) updated by IBM and DS

-A [***] (monthly local vs. usd conversion)

d) A quarterly (last month of the quarter) royalty estimate

e) A monthly seat report (for V5, by geo and by config for V5)

f) A quarterly (2nd month of quarter) volume report that includes

-[***],

-A separate feature code database

g) [***] (by Marketing Transferee by geo), subject to confidentiality restrictions and local law, and the above conditions.

2.	IBM will provide the following information on the sales operations:

a) A weekly top sheet that includes:

-Forecast and opportunity information at the levels used within IBM’s weekly sales management processes at the worldwide as well as geography levels.

b) A quarterly PLM staffing level status:

-By geography

-By mission: Sales Rep, Marketing, Other

c) A Monthly leads follow up for:

-The leads generated by each marketing campaign or activity (fairs, events,), geographies and regions figures will be provided for global campaigns

- A status per Marketing Transferee (Premier and Advanced) of the leads given to them

3.	DS will provide:

a) A quarterly status on resources supporting IBM:

-By geography

-By mission

-By specialty

-By market segment

b) A quarterly update of the PORs

4.	A common IBM/DS Execution System based on direct and indirect sales, and Marketing dashboards common to IBM and DS leaders.

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the
U.S. Securities and Exchange Commission and is marked “[***]” herein.

M) Branding collaboration

(a)  Licensed Products brands

Pursuant to the 1996 Agreement, DS has licensed to IBM the right to use the DS’s trademarks and logos which identify the Licensed Products for marketing and distribution of the Licensed Products. Subject to (c) below, IBM confirms that its use shall comply with the graphical chart of DS, and be consistent with IBM branding guidelines, and that any future change to DS or IBM graphical charts shall be communicated before implementation in order to allow the other party to make comments and to update the Co-branding and Co-marketing reference guide in a timely fashion.

(b)  Corporate brand

IBM and DS have a common interest in operating together, to the extent to which DS’ products are marketed by IBM, under a Co-branding approach for selected activities, consistent with IBM and DS branding guidelines.

(c)  Agreements

1.	IBM and DS agree that to achieve the goals of the growth plan, brand awareness for the Licensed Products as well as PLM awareness are critical.

2.	IBM and DS agree to perform PLM awareness campaigns (Advertisements, Customer events, PR, Web, etc) under a combined Co-branding and Co-marketing approach. IBM and DS agree to develop a list of Co-branded and Co-marketed activities, to be updated annually, based on the current marketing strategy.

3.	IBM and DS agree to perform lead generation campaigns and activities under a Co-marketing approach.

4 No decisions concerning or impacting either company’s identity (corporate or offering), as it relates to the IBM/DS relationship under this License Agreement, shall be considered or made by either party without prior review and approval by the owner’s Corporate Brand/Identity team. For the purpose of this Agreement, identity encompasses all elements of a company’s identity including corporate and product logos and design standards for marketing materials (web, print collateral, packaging, advertising, etc.)

5 IBM and DS agree to develop a comprehensive reference guide to document the rules under which IBM and DS logos should be implemented in every Co-marketing and Co-branding context and marketing activity agreed upon in (2) above: advertising, direct marketing, collaterals, audio-visuals, media relations, events, Web, etc.

4.     Royalties

The following changes are made to the Section of the Agreement entitled “Royalties”, added to the 1996 Agreement by Amendment 106.

Add the following section A.7 Royalty Incentive.
“A.7 Royalty Incentive

A.7.1 IBM shall earn a royalty incentive from DS each year if the IBM Target Revenue is met for that related calendar year. If due, the incentive will be a reduction in the royalties owed by IBM to DS.

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the
U.S. Securities and Exchange Commission and is marked “[***]” herein.

A.7.2 The royalty incentive shall be equal to an amount ranging from 0 to 1.2% of the [***] for the related calendar year. It will be 0% [***] misses the IBM Target Revenue by [***] points or more, or if [***]; and 1.2% [***] the IBM Target Revenue. The description in this paragraph applies to the grid for [***]. [***]; it will be 0% [***] equals the [***] and 1.2% [***] reaches the [***]. The market growth rate shall be as mutually agreed upon by the parties at the time of the plan interlock. In each case (i.e., [***]), for revenue results which are between the foregoing, the [***].

A.7.3 Before the beginning of each calendar year, as defined in 3.1.b herein, the parties will jointly agree on an IBM Target Revenue for the coming year, for each DS product line distributed by IBM and the incentive grid derived from it, and according to the principles in A7.2 above. For purposes of this incentive provision, [***]. The royalty reduction based on the incentive shall be computed independently [***] (i.e. [***]).

For computing the incentive, the parties agree to convert both the IBM Target and Actual Revenue to Euros [***]. The intent of the parties is to fairly take into account the potential upside and downside risk associated with exchange rates [***]. By comparing the above [***] used to compute the former year incentive, the resulting growth rates will be used [***] in accordance with the grid specified above, [***] the given product line, [***].

A.7.4 The royalty incentive earned by IBM shall be paid in January of each year, by adjustment to the December royalties due to DS.”

5.     Termination of Other Agreements

The foregoing changes to this 1996 Agreement incorporate terms of other IBM/DS agreements, and as such the following agreements shall be terminated in accordance with their provisions.

a) As of the October 1, 2001, the following agreement is terminated:

1)	Document of Understanding related to the IBM/DS Alliance — July 1999

2)	Any other incentive for the sale of Licensed Products

b) Effective as of December 31, 2001, the following agreements signed by the parties shall be terminated:

1)	Document of Understanding — Marketing Joint Initiative, such agreement being replaced by this Amendment 135

2)	Education License Agreement, such agreement being replaced by Amendment 137 of this Agreement

c) The parties agree to create a new exhibit to this 1996 Agreement to incorporate the personnel and other applicable terms from the Assignee Agreements. Such exhibit will be added via an amendment to this 1996 Agreement, and at such time as this is completed the Assignee Agreements will be terminated.

This Amendment embodies the complete and exclusive statement of the agreement between the parties hereto and supersedes all proposals, or prior agreements and understandings, oral or written, and all communications, in respect of the subject matter hereof. Other than the changes indicated above, it is understood that all other terms of the 1996 Agreement including all Attachments and Exhibits thereto remain in full force and effect.

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the
U.S. Securities and Exchange Commission and is marked “[***]” herein.

If any provision of this Amendment or the 1996 Agreement (as amended) shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and such provision shall be deemed to be restated to reflect the original intentions of IBM and DS as nearly as possible in accordance with applicable law(s).

The parties agree that any reproduction of this Amendment by reliable means (such as facsimile or photocopy) will be considered an original of this Amendment.

Agreed to:	Agreed to:
Dassault Systemes, S.A.	International Business Machines Corporation

By: /s/ Thibault de Tersant Authorized Signature	By:	/s/ John Peed Authorized Signature

Name: Thibault de Tersant		Name: John Peed

Title: EVP, Chief Financial Officer		Title: Global Leader, PLM Business Management

Date: July 22, 2002		Date: July 22, 2002